Exhibit B

LETTER OF UNDERSTANDING

This Letter of Understanding (this “LOU”) is made and entered into as of June 23, 2004, by and between FRANKLIN CAPITAL CORPORATION, a Delaware corporation (“Franklin”), and AULT GLAZER & COMPANY INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (“Ault Glazer”).

RECITALS

WHEREAS, Franklin and Ault Glazer, a major stockholder of Franklin, have been engaged in discussions relating to a proposed restructuring and recapitalization plan for Franklin (the “Restructuring Plan”) designed to maximize the value of Franklin for the benefit of its stockholders;

WHEREAS, this LOU is intended to confirm the mutual understandings and agreements of Franklin and Ault Glazer with respect to the initial steps of the Restructuring Plan and the operation of Franklin’s business while such steps are being taken; and

WHEREAS, in connection with the Restructuring Plan, and concurrently with the execution of this LOU, Franklin and Stephen L. Brown, Franklin’s Chairman and Chief Executive Officer, are entering into a termination agreement with respect to Mr. Brown which will become effective if the Requisite Approval (as defined below) of the Stockholder Proposal (as defined below) set forth in Section 2.1(a) is obtained.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                      BOARD COMPOSITION.  Concurrently with the execution of this LOU by the parties hereto, Franklin shall take any and all actions necessary to: (i) increase the authorized number of directors constituting the Franklin Board of Directors (the “Board”) from four (4) directors to five (5) directors; and (ii) appoint Milton “Todd” Ault III (the “Ault Glazer Representative”) to serve as a member of the Board.  In the event that Franklin does not receive the Requisite Approval for the Stockholder Proposal set forth in Section 2.1(a) below, Franklin and Ault Glazer acknowledge and agree that, until such time as Franklin holds its next annual or special meeting of stockholders for the election of directors of Franklin, the Board shall be reconstituted in the manner set forth on Schedule 1 hereto.  In addition, concurrently with the execution of the LOU, Franklin shall deliver to the Ault Glazer Representative a summary of the estimated sources and uses of income and expenses of Franklin for the period beginning on the date hereof and ending on September 30, 2004 (the “Sources and Uses”).  The Chief Executive Officer of Franklin will provide the Board with a detailed six-month budget at the next scheduled meeting of the Board.

2.                                      PROXY STATEMENT; STOCKHOLDERS’ MEETING.

2.1                               Stockholder Proposals.  As set forth in more detail in Sections 2.2 and 2.3 below, Franklin shall, by means of the Proxy Statement (as defined below), solicit the necessary approvals as required by applicable law from the holders of Franklin’s outstanding capital stock (the “Requisite Approval”) of each of the following proposed actions (each, a “Stockholder Proposal” and, together, the “Stockholder Proposals”) at the Stockholders’ Meeting (as defined below):

(a)                                  The election of the slate of director nominees recommended by the Board (the “Slate”) to serve as members of the Board until each of their successors is elected and qualified or until each such member’s earlier death, resignation or removal, in accordance with Franklin’s bylaws, as amended; provided, however, that the Slate shall consist of the Ault Glazer Representative and four additional individuals mutually agreed upon by Franklin and Ault Glazer from the list of potential nominees set forth on Exhibit A hereto; and provided, further, that the Ault Glazer Representative shall be nominated in Class III (as defined in the Restated Certificate (as defined below)) of the Board;

(b)                                  The sale by Franklin of all shares of capital stock of Excelsior Radio Networks, Inc. (“Excelsior”) beneficially owned by Franklin;

(c)                                  The issuance by Franklin of capital stock of Franklin and warrants to purchase capital stock of Franklin upon terms that are (i) approved by a majority of the Board consistent with their fiduciary duties; (ii) consistent with prevailing market conditions at the time of such issuance; and (iii) consistent with the plan set forth on Exhibit C hereto under the heading “Capital Raising Transaction”;

(d)                                  The amendment and restatement of Franklin’s certificate of incorporation, as amended, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”), to, among other things: (i) increase the authorized number of shares of Franklin’s common stock, par value $1.00 (the “Common Stock”) from 5,000,000 shares to 50,000,000 shares; (ii) increase the authorized number of shares of Franklin’s Preferred Stock, par value $1.00 per share (the “Preferred Stock”) from 5,000,000 shares to 10,000,000 shares; (iii) provide for the exculpation of director liability to the fullest extent permitted by law; and (iv) provide for the classification of the Board into three classes of directors;

(e)                                  The ratification of the Board’s adoption of a new equity incentive plan for Franklin containing terms to be approved by a majority of the Board, including the Ault Glazer Representative, or a committee thereof; and

(f)                                    The approval of the sale of equity securities of Franklin to certain “interested stockholders” (as such term is defined in Section 203 of the Delaware General Corporation Law) of Franklin on terms that that are approved by a majority of the Board consistent with its fiduciary duties and consistent with market terms for such equity securities at the time such securities are sold; provided, however, that the parties hereto acknowledge and agree that the receipt of the Requisite Approvals for each of the Stockholder Proposals set forth in subsections (a), (b), (c), (d) and (e) above shall not be contingent in any way upon the receipt of the Requisite Approval for the Stockholder Proposal set forth in this subsection (f).

2.2                               Proxy Statement.

(a)                                  As soon as practicable (but in no event more than thirty calendar (30) days) after the date of this LOU, Ault Glazer shall prepare on behalf of Franklin and at Ault Glazer’s sole

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expense, in consultation with Franklin, and Franklin shall cause to be filed with the Securities and Exchange Commission (the “SEC”), such preliminary and definitive proxy statements as are reasonably acceptable to each of Franklin and Ault Glazer consistent with the terms of this LOU (collectively, the “Proxy Statement”) as are required to call, give notice of, and solicit the approval by Franklin’s stockholders of each of the Stockholder Proposals at the Stockholder’s Meeting.

(b)                                  For each Stockholder Proposal, the Proxy Statement shall include a statement to the effect that the Board recommends that Franklin’s stockholders vote in favor of the approval of such Stockholder Proposal (such recommendation being referred to herein as the “Board Recommendation”).  Except as may be required by applicable law, after receiving the advice of outside legal counsel, no Board Recommendation shall be withdrawn or modified in any manner, and no resolution by the Board to withdraw or modify any Board Recommendation shall be adopted or proposed, absent the prior written consent of the Ault Glazer Representative.  Notwithstanding the foregoing, in no event shall the Board withdraw or modify any Board Recommendation, or adopt or propose for adoption any resolution relating to the withdrawal or modification of any Board Recommendation, unless it has first delivered to Ault Glazer eight (8) business days prior written notice of its intent to withdraw such Board Recommendation and given Ault Glazer a reasonable opportunity during such eight (8) business days to discuss with the Board the matters that have given rise to the need to withdraw or modify such Board Recommendation; provided, however, that if the Board meeting relating to the matters that have given rise to the need to withdraw or modify such Board Recommendation is to be held fewer than eight (8) business days following the occurrence or development of such matters, the Board shall fulfill its obligations pursuant to this Section 2.2(b) by delivering to Ault Glazer notice of such Board meeting promptly following the calling of such meeting.

(c)                                  Franklin hereby acknowledges and agrees that it shall use its commercially reasonable efforts to: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement; (iii) cause the Proxy Statement to be mailed, as promptly as practicable in accordance with applicable legal requirements, to Franklin’s stockholders; and (iv) prepare, file and cause to be delivered to Franklin’s stockholders any and all amendments and supplements to such Proxy Statement necessary to comply with all applicable legal requirements.  Franklin agrees that it shall deliver copies of any SEC comments relating to the Proxy Statement to Ault Glazer promptly following Franklin’s receipt thereof and shall consult with Ault Glazer regarding any responses to such SEC comments or amendments or supplements to the Proxy Statement prepared in connection therewith or otherwise prior to the delivery to the SEC of any such response and/or the filing with the SEC of any such amendment or supplement to the Proxy Statement.

(d)                                  Promptly (but in no event later than five (5) calendar days) after Franklin is permitted by SEC rules and regulations to mail the Proxy Statement to its stockholders, Franklin shall mail the Proxy Statement to the stockholders of record on the record date for the Stockholders’ Meeting; provided, however, that Franklin and Ault Glazer agree and acknowledge that Franklin will not have an obligation to mail the Proxy Statement to the stockholders until and unless Ault Glazer has provided to the Board a letter or similar written communication from an unaffiliated investment bank or another unaffiliated financing source to the effect that, subject to any customary qualifications and conditions, such investment bank or financing source is highly confident that it

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can raise for the benefit of, or otherwise provide to, Franklin equity and/or debt financing in an aggregate amount of no less than $1,200,000.

2.3                               STOCKHOLDERS’ MEETING.

(a)                                  At the time and location set forth in the Proxy Statement, and in accordance with the Proxy Statement and all applicable legal requirements, Franklin shall take all action necessary to hold a special meeting of Franklin’s stockholders (the “Stockholders’ Meeting”) for the purpose of approving the Stockholder Proposals no later than thirty (30) calendar days after the mailing of the Proxy Statement.

(b)                                  In the event that, as of the date of the Stockholders’ Meeting, Franklin has not received executed proxies in favor of each of the Stockholder Proposals from stockholders holding shares of Franklin capital stock representing the Requisite Approval (after giving effect to the vote to be cast in favor of the Stockholder Proposals by Ault Glazer and its affiliates and any affiliates of Franklin), Franklin and Ault Glazer acknowledge and agree that at the request of the Ault Glazer Representative: (i) the first item of business at the Stockholders’ Meeting shall be a vote to adjourn such Stockholders’ Meeting for a period of thirty (30) days; and (ii) following the adjournment of such Stockholders’ Meeting, Franklin shall take all action necessary to call, give notice of and reconvene the Stockholders’ Meeting within thirty (30) days from the original date thereof (such reconvened Stockholders’ Meeting being referred to herein as the “Reconvened Stockholders Meeting”).

(c)                                  Ault Glazer will, and will cause each of its affiliates to, vote their shares of capital stock of Franklin in favor of each of the Stockholder Proposals.

(d)                                  During the Interim Period, without the consent of the Board, Ault Glazer shall not, and shall cause its affiliates not to: (i) make any other proposals to be submitted for a vote by the stockholders of Franklin; (ii) take any action, directly or indirectly, to interfere with the Stockholders Meeting, including attempting to call a special meeting of stockholders; or (iii) make any proposal with respect to any form of business combination, restructuring or recapitalization involving Franklin or Excelsior, except as expressly contemplated by this LOU.  Except as set forth in this LOU or the Proxy Statement, during the Interim Period, Ault Glazer will not, and will cause its affiliates not to, propose additional directors to the Board or attempt to remove any existing directors currently serving on the Board.

3.                                      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

3.1                               Organization; Authorization; No Conflicts.  Franklin represents and warrants to and for the benefit of Ault Glazer that: (i) it is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware; (ii) it has all requisite corporate power and authority, and has taken all necessary corporate action on the part of it, its officers and directors, to execute and deliver this LOU and to perform its obligations hereunder; and (iii) its execution and delivery of this LOU and the performance of its obligations hereunder do not and will not (a) conflict with or violate any applicable laws or regulations (subject to clearance by the SEC), (b) violate any provision of Franklin’s certificate of incorporation or bylaws, each as amended, or (c) conflict with, or constitute a default under, any material contract to which Franklin is a party.

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Ault Glazer represents and warrants to and for the benefit of Franklin that it has all requisite power and authority to execute and deliver this LOU and to perform its obligations hereunder.

3.2                               Operation of Business.  During the period (the “Interim Period”) commencing on the date of this LOU and ending upon the termination of this LOU, Franklin represents, warrants and covenants to and for the benefit of Ault Glazer that it shall conduct its business and operations in the ordinary course and in accordance with past practices and all applicable legal requirements.  In addition to, and without limiting the generality of the foregoing, except as expressly contemplated by this LOU, Franklin acknowledges and agrees that during the Interim Period, absent the unanimous consent of the Board, it shall not:

(a)                                  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Franklin capital stock or repurchase, redeem or otherwise reacquire any shares of Franklin capital stock or other securities, except dividends paid on Franklin’s preferred stock in accordance with its terms and repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

(b)                                  sell, issue, grant or authorize the sale, issuance or grant of any Franklin capital stock (except that Franklin may issue shares of Common Stock upon the exercise of any outstanding options to purchase shares of such Common Stock);

(c)                                  amend or permit the adoption of any amendment to Franklin’s bylaws or certificate of incorporation, as amended, except as set forth in the Restated Certificate;

(d)                                  form any subsidiary or acquire any equity interest or other interest in any other corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity (each of the foregoing, an “Entity”);

(e)                                  incur any expense or pay any amounts that are not contemplated to be paid in the Sources and Uses;

(f)                                    sell or otherwise dispose of, or lease or license, any asset of Franklin (or its subsidiaries) to any other person or entity, except as contemplated in the Sources and Uses;

(g)                                 increase the size of the Board or take any action that may result in the failure of Franklin to perform it obligations under the LOU; or

(h)                                 agree or commit to take any of the actions described in clauses “(a)” through “(g)” of this Section 3.2.

Notwithstanding the foregoing, the parties hereto expressly acknowledge and agree that, during the Interim Period, Franklin may (i) sell not more than 200,000 shares of capital stock of Excelsior beneficially owned by Franklin at a price of not less than the price previously agreed to between Franklin and Ault Glazer and (ii) pay any and all outstanding professional fees associated with the sale of Excelsior capital stock in accordance with the terms of any invoices for such professional

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fees received by Franklin and any and all professional fees set forth in the Sources and Uses contemplated to be paid thereby.

3.3                               Publicity.   Except as expressly contemplated by this LOU or as Franklin’s or Ault Glazer’s legal counsel may advise is required by law or the rules of the market or exchange on which Franklin’s Common Stock is then listed, during the Interim Period, neither party shall make or disseminate any press release, notice, disclosure or other public statement relating to the matters contemplated by this LOU without the prior written approval of the other party.  Notwithstanding the foregoing, Franklin and Ault Glazer will issue a joint press release in connection with the execution of this LOU.

3.4                               Expenses.

(a)                                  Subject to Section 3.4(b) below, the parties hereto acknowledge and agree that each party shall be responsible for and pay all of their own expenses incurred by either party in connection with the matters contemplated by this LOU.

(b)                                  Notwithstanding Sections 2.2(a) and 3.4(a) above, it is the intention of the parties that, so long as Franklin receives the Requisite Approval for each of the Stockholder Proposals set forth in subsections (a), (b), (c), (d) and (e) of Section 2.1, all expenses incurred by either party in connection with the matters contemplated by this LOU shall ultimately be borne by Franklin.  Without limiting the generality of the foregoing, Franklin and Ault Glazer expressly acknowledge and agree that Franklin shall, within one hundred twenty (120) days of the approval of the Stockholder Proposals set forth in subsections (a), (b), (c), (d) and (e) of Section 2.1 at the Stockholders’ Meeting or Reconvened Stockholders’ Meeting, as applicable, reimburse Ault Glazer for all invoiced costs incurred by Ault Glazer in connection with: (i) the preparation, filing and delivery to stockholders of the Proxy Statement and any amendments or supplements thereto; (ii) the solicitation of proxies from Franklin stockholders, including any fees of professional proxy solicitors engaged by Franklin or Ault Glazer; and (iii) the holding of the Stockholders’ Meeting and, as applicable, the Reconvened Stockholders’ Meeting.

3.5                               Outstanding Preferred Stock.  Franklin represents and warrants to and for the benefit of Ault Glazer that, as of the date of this LOU, there are 10,950 shares of Preferred Stock issued and outstanding.

3.6                               Ault Glazer Stock.  Ault Glazer represents and warrants to and for the benefit of Franklin that, as of the date of Ault Glazer’s most recent filing with the SEC on Schedule 13D, Ault Glazer had discretionary authority to sell and vote 329,727 shares of Common Stock held by its investment advisory clients.

3.7                               Commercially Reasonable Efforts.  Each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to: (i) consummate the transactions contemplated by this LOU; and (ii) maintain the listing of Franklin’s Common Stock on the American Stock Exchange.

3.8                               Amendment to Bylaws.  Ault Glazer and Franklin agree that, notwithstanding anything to the contrary in this LOU, prior to the Stockholders’ Meeting, Franklin shall amend

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Article IV, Section 4 of Franklin’s bylaws to delete the phrase “Unless the Board of Directors otherwise determines in a specific case,” from the first sentence of such section.

4.                                      RESTRUCTURING PLAN NEXT STEPS.   Franklin and Ault Glazer agree to use commercially reasonable efforts to continue to execute the Restructuring Plan by taking the next steps set forth on Exhibit C hereto (the “Restructuring Plan Next Steps”) as soon as practicable following the receipt of the Requisite Approval.

5.                                      TERMINATION.  This LOU shall automatically terminate and be of no further force and effect upon the earliest to occur of each of the following: (i) the date upon which Franklin and Ault Glazer mutually agree in writing to terminate this LOU; (ii) September 1, 2004, in the event that Franklin has not mailed the Proxy Statement to its stockholders as of such date; or (iii) October 31, 2004.  Upon written notice to the other party, each party has the right to terminate this LOU, and this LOU shall be of no further force and effect, in the event that the Stockholder Proposals set forth in subsections (a) or (d) of Section 2.1 are defeated by the vote of the stockholders at the Stockholders’ Meeting or Reconvened Stockholders’ Meeting, as applicable.  Upon written notice to Ault Glazer, Franklin shall have the right to terminate this LOU, and this LOU shall be of no further force and effect, in the event that the Stockholder Proposal set forth in subsection (b) of Section 2.1 is defeated by the vote of the stockholders at the Stockholders’ Meeting or Reconvened Stockholders’ Meeting, as applicable.  Upon written notice to Franklin, Ault Glazer shall have the right to terminate this LOU, and this LOU shall be of no further force and effect, in the event that the Board withdraws or modifies any Board Recommendation, or adopts or proposes to adopt any resolution relating to the withdrawal or modification of any Board Recommendation, pursuant to Section 2.2(b) of this LOU.  If this LOU is terminated, it shall become void and of no effect with no liability on the part of any party hereto, except that no such termination shall relieve any party of any liability or damages resulting from a breach by that party of this LOU.  Notwithstanding the foregoing, Sections 2.2(a), 3.3, 3.4, 5, 6 and 7 shall survive the termination or expiration of this LOU for any reason.

6.                                      INDEMNIFICATION OF OFFICERS AND DIRECTORS OF FRANKLIN.

6.1                               During and following the termination of the Interim Period, Ault Glazer and Franklin agree that Franklin shall fully comply with all rights to indemnification and advancement of expenses existing in favor of those persons who are or were directors and officers of Franklin (the “Indemnified Persons”) for acts and omissions occurring prior to the termination of the Interim Period, as provided in Franklin’s certificate of incorporation or bylaws (each as in effect as of the date of this LOU), to the fullest extent permitted by Delaware and applicable federal law.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons, unless such amendment or modification is required by law.  Ault Glazer and Franklin agree that from and after the termination of the Interim Period, Franklin shall cause: (i) the certificate of incorporation (or Restated Certificate, as applicable) and bylaws of Franklin to contain provisions no less favorable to the Indemnified Persons with respect to the limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this LOU in the certificate of incorporation and bylaws of Franklin; and (ii) the certificate of incorporation and bylaws (or similar organizational documents) of each subsidiary of Franklin to contain the current provisions regarding indemnification of directors, officers, employees and agents, which provisions in each case shall not be amended, repealed or

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otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons.

6.2                               During and following the termination of the Interim Period and until the sixth anniversary of the termination of such Interim Period, Ault Glazer and Franklin agree that Franklin shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the termination of the Interim Period, the existing policy of directors’ and officers’ liability insurance maintained by Franklin as of the date of this LOU (the “Existing Policy”); provided, however, that Franklin may substitute for the Existing Policy a policy or policies of no less favorable coverage.

7.                                      MISCELLANEOUS.

7.1                               Successors and Assigns.  Neither party may assign or delegate its rights or obligations under to this LOU to any third party absent the prior written consent of the other party hereto.  Subject to the foregoing, the terms and conditions of this LOU shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.  Nothing in this LOU, express or implied, is intended to confer upon any party, other than the parties hereto, their respective permitted successors and assigns, and in the case of Section 6 hereof, the directors and officers of Franklin, any rights, remedies, obligations or liabilities under or by reason of this LOU, except as expressly provided in this LOU.

7.2                               Governing Law.  This LOU shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware as applied to contracts to be performed entirely within such state.  Each party hereby irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware in any action, suit or proceeding arising in connection with this LOU, and agrees that any such action, suit or proceeding may be brought in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.2 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.  The parties agree that irreparable damage would occur if any of the provisions of this LOU is not performed in accordance with its specific terms or is otherwise breached.  Each party agrees that, following any breach or threatened breach by such party of any covenant or obligation contained in this LOU, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.  Neither party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

7.3                               Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following

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addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 7.3):

(a)                                  if to Franklin:

Franklin Capital Corporation

450 Park Avenue

New York, New York  10022

Attention:  Stephen L. Brown

Telephone: (212) 486-2323

Facsimile: (212) 755-5451

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attention: Michael Lubowitz, Esq.

Telephone: (212) 310-8566

Facsimile: (212) 310-8007

(b)                                  If to Ault Glazer:

Ault Glazer & Company Investment Management LLC

100 Wilshire Boulevard, 15th Floor

Santa Monica, California 90401

Attention: Milton “Todd” Ault III

Telephone: (310) 752-1442

Facsimile: (310) 752-1486

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, CA  92130

Attention:  Carl R. Sanchez, Esq.

Deyan P. Spiridonov, Esq.

Telephone: (858) 720-2500

Facsimile:  (858) 720-2555

7.4                               Amendments and Waivers.  Any term of this LOU may be amended and the observance of any term of this LOU may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Franklin and Ault Glazer.

7.5                               Severability.  If one or more provisions of this LOU are held to be unenforceable under applicable law, each such provision shall be excluded from this LOU and the balance of the LOU shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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7.6                               Entire Agreement.  This LOU, together with the exhibits hereto, constitutes the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

7.7                               Counterparts.  This LOU may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signature pages shall be effective as originals for all purposes hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Letter of Understanding as of the date first written above.

FRANKLIN CAPITAL CORPORATION

/s/ Stephen L. Brown
Stephen L. Brown
Chairman and Chief Executive Officer

AULT GLAZER & COMPANY INVESTMENT MANAGEMENT LLC

/s/ Milton Ault III
Milton “Todd” Ault III
Managing Partner

SCHEDULE 1

1.                                      In the event that Ault Glazer owns at least 51% of the Preferred Stock at the time of the Stockholders’ Meeting:

(a)                                  Directors elected by holders of Franklin’s Common Stock:

(1)                                 Stephen L. Brown

(2)                                 David T. Lender

(3)                                 Laurence I. Foster

(b)                                  Directors elected by holders of Franklin’s Preferred Stock:

(1)                                 Milton “Todd” Ault III

(2)                                 A second designee of Ault Glazer

2.                                      In the event that Ault Glazer does not own at least 51% of the Preferred Stock at the time of the Stockholders’ Meeting:

(a)                                  Directors elected by holders of Franklin’s Common Stock:

(1)                                 Stephen L. Brown

(2)                                 David T. Lender

(3)                                 Laurence I. Foster

(b)                                  Directors elected by holders of Franklin’s Preferred Stock:

(1)                                 Milton “Todd” Ault III

(2)                                 Irving Levine

EXHIBIT A

LIST OF POTENTIAL NOMINEES

1.                                      Brigadier General (Ret.)  Lytle Brown III.  BS Engineering, Vanderbilt University. Former head of the Army’s Corps of Engineers, manager of extensive real estate investments and a former owner of Tennessee’s largest architectural engineering firm.

2.                                      Herb Langsam.  BS in Pharmacy, University of Oklahoma.  Former Vice President of Omnicare Pharmacy Services.  Founder, President and CEO of Langsam Health Services, a conglomerate of health care companies that serviced 17,000 long term care residents, which was acquired by Omnicare, Inc. in 1991.  Member of the Board of Trustees for Geriatric Research Drug Therapy Institute.  Adjunct Professor, University of Oklahoma Pharmacy School.

3.                                      Louis Glazer, MD.  BS Pharmacy, University of Oklahoma.  Former Chief Pharmacist at Tokyo General while serving in the US Army in Tokyo Japan from 1953-1955.   In 1964, he attended the University of Bologna School of Medicine, in Italy, having the prestige of being the oldest medical school in the western world, graduating in 1969, in the minimum time required.  Dr. Glazer served his internship at Newark Beth Israel Hospital.  In 1972, he completed his residency in Anesthesiology at the University of Tennessee School of Medicine.  In 1973, he taught obstetrics anesthesia at the University of Tennessee, while practicing Anesthesiology at Baptist East Hospital, St. Francis Hospital and Baptist Memorial Hospital, where he established the anesthesia program.  Dr. Glazer was chief anesthesiologist and Medical Director for the Vitreo-Retinal Clinic in Memphis until 2002.

4.                                      Melanie Glazer.  Banking,  BA History, Vanderbilt University.  Former special assistant to a Nashville, TN Congressman. Bank officer and associate director of business development at United Bank American starting in 1976. She became a VP and branch manager of Investors Savings & Loan Association in Nashville, Tennessee.  With 35 years of stock market experience she has been an analyst for financial services and special situations with Ault Glazer & Co. since 1999.  Currently owns Morris Glazer Realty in Memphis, TN.

5.                                      Alice M. Campbell. BA University of North Carolina, Chapel Hill.  Retired Special Agent, U.S. Treasury Dept., Internal Revenue Service, Criminal Investigative Division.  Coordinated projects for the I.R.S, and conducted criminal investigations with the F.B.I., Secret Service, U.S. Customs, State Dept., A.T.F., D.E.A., the U.S.P.S. and other agencies.  Presently, a Private Investigator/Consultant specializing in research/litigation services, financial investigations, computer forensics specialist and more.  Also, an I.R.S. Certified Instructor for the Regional Training Center.  Holds P.I. licenses and reciprocal licenses in AR, FL, LA, NC, OR, TN and VA.  Consults for several Fortune 500 companies.

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FRANKLIN CAPITAL CORPORATION

Franklin Capital Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:           The name of the Corporation is Franklin Capital Corporation.

SECOND:     The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 31, 1987, under the name The Franklin Holding Corporation (Delaware).

THIRD:          The Amended and Restated Certificate of Incorporation of this Corporation, in the form attached hereto as Exhibit A, has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

FOURTH:      The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

IN WITNESS WHEREOF, Franklin Capital Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its                            this        day of                     , 2004.

FRANKLIN CAPITAL CORPORATION

By:
[Name]
[Title]

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FRANKLIN CAPITAL CORPORATION

I.

The name of this Corporation is Franklin Capital Corporation.

II.

The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

IV.

A.                                    This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares which the Corporation is authorized to issue is 60,000,000 shares, of which (i) 50,000,000 shares shall be Common Stock, each having a par value of $1.00 and (ii) 10,000,000 shares shall be Preferred Stock, each having a par value of $1.00.

B.                                    The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby expressly authorized to: (i) provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series; (ii) fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock; (iii) establish from time to time the number of shares constituting any such series or any of them; and (iv) increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.                                    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D.                                    SERIES A PREFERRED STOCK.  Of the authorized number of shares of Preferred Stock, 500,000 shares shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) with the following voting powers, preferences and relative participating, optional and other special rights and qualifications, limitations and restrictions:

1.                                      Ranking.  The Series A Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Corporation, rank: (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of Preferred Stock other than the Series A Preferred Stock issued by the Corporation after the first date upon which shares of Series A Preferred Stock were originally issued by the Corporation (the “Initial Closing Date”), the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as “Junior Securities”); (ii) on a parity with any additional shares of Series A Preferred Stock issued by the Corporation after the Initial Closing Date and any other class of capital stock or any additional series of preferred stock issued by the Corporation established after the Initial Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”); and (iii) junior to each class of capital stock or series of Preferred Stock other than the Series A Preferred Stock issued by the Corporation after the Initial Closing Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”). Notwithstanding the foregoing, a security shall not be deemed to be a “Senior Security” solely because such security has a stated dividend or interest coupon.

2.                                      Dividends.

a.                                       So long as any shares of Series A Preferred Stock shall be outstanding, the holders of such Series A Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board of Directors of the Corporation, preferential dividends in cash at a rate of 7% per annum on the Liquidation Preference (as defined below) hereunder, payable quarterly on the first day other than a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed (a “Business Day”) of each calendar quarter on a pro rata basis with any Parity Securities. Such dividends shall be cumulative and begin to accrue from the date of issuance of such shares, whether or not declared and whether or not there shall be net profits or net assets of the Corporation legally available for the payment of those dividends.

b.                                       So long as any shares of Series A Preferred Stock shall be outstanding, no dividend whatsoever (except a dividend payable in Common Stock) shall be paid or declared and no distribution shall be made, on account of any Junior Securities of the Corporation and no Junior Securities shall be purchased unless (i) all dividends in respect of the Series A Preferred Stock for all past and current dividend periods have been paid and all amounts in respect of the redemption of the Series A Preferred Stock required to be paid herein have been paid in full and (ii) such Junior Securities have an “asset coverage” (as such term is used under the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be.

3.                                      Conversion Rights.

a.                                       Optional Conversion of Series A Preferred Stock into Common Stock.  A holder of shares of Series A Preferred Stock may, at any time prior to the tenth anniversary of the Initial Closing Date, convert such shares into Common Stock, unless previously redeemed, at the option of the holder thereof. The Series A Preferred Stock will cease to be convertible after the tenth anniversary of the Initial Closing Date. For the purposes of conversion, each share of Series A Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the greater of $20 or a rate equal to 15% above the average closing price for the ten consecutive days on which the American Stock Exchange or other applicable stock exchange or market is open for business (each, a “Trading Day”) prior to the Initial Closing Date (the “Conversion Rate”) to determine the number of shares of Common Stock issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Series A Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

b.                                       Mechanics; Transfer Tax; Conversion Rate.

(i)                                    To convert the Series A Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or the transfer agent, if any, for the Series A Preferred Stock (the “Transfer Agent”), (B) notify the Corporation at such office that holder elects to convert the Series A Preferred Stock and the number of shares holder wishes to convert, (C) state in writing the name or names in which holder wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by subparagraph (iii) below. In the event that holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which holder wishes to convert, holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which any such holder satisfies all those requirements is the “Conversion Date”. As soon as practicable thereafter, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date.

(ii)                                The Corporation shall not issue any fractional shares of Common Stock upon conversion of the Series A Preferred Stock. Instead the Corporation shall pay a cash adjustment based upon the closing price of the Common Stock on the principal securities exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.

(iii)                            If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion.  However,  the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.

(iv)                               The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock, or its Common Stock held in treasury, enough shares of Common Stock to permit the conversion, in full, of the Series A Preferred Stock to Common Stock. All shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock shall be fully paid and nonassessable. The Corporation shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A Preferred Stock and shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is then listed.

(v)                                   In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate shall be increased by the product of the Conversion Rate and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the Business Day following the day upon which such subdivision or combination becomes effective.

(vi)                               If the Corporation at any time while the Series A Preferred Stock, or any portion thereof, remains outstanding, shall change any of the securities as to which conversion rights under this Amended and Restated Certificate of Incorporation exist into the same or a different number of securities of any other class or classes, the Series A Preferred Stock shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under this Amended and Restated Certificate of Incorporation immediately prior to such reclassification or other change and the Conversion Rate of the Series A Preferred Stock shall be appropriately adjusted.

(vii)                           Shares issuable on conversion of shares of Series A Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation on the Initial Closing Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(viii)                       No adjustment in the Conversion Rate shall reduce the Conversion Rate below the then par value of the Common Stock.

(ix)                              Whenever the Conversion Rate is adjusted, the Corporation shall promptly mail to holders of Series A Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the Transfer Agent for the Series A Preferred Stock, if any, a certificate from the Corporation’s chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. In the event of any dispute thereon, the opinion of the Corporation’s independent public accountants, if accepted by the Board of Directors of the Corporation, shall be conclusive and binding on the holders of the Series A Preferred Stock absent manifest error.

(x)                                  The Corporation from time to time may reduce the Conversion Rate if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.

(xi)                              If:

(a)                                  the Corporation takes any action which would require an adjustment in the Conversion Rate pursuant to paragraph 3(b)(v) or 3(b)(vi) above;

(b)                                  the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation (other than a wholly owned subsidiary of the Corporation), and stockholders of the Corporation must approve the transaction; or

(c)                                  there is a dissolution or liquidation of the Corporation;

the Corporation shall mail to the holders of the Series A Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in subparagraph (a), (b) or (c) of this paragraph 3(b)(xi).

(xii)                          In the case of any consolidation of the Corporation or the merger of the Corporation with or into any other entity or the sale or transfer of all or substantially all the assets of the Corporation pursuant to which the Common Stock is converted into other securities, cash or assets, then, upon consummation of such transaction, each share of Series A Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non electing shares). Appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock. If this paragraph 3(b)(xii) applies, paragraph 3(b)(v) and 3(b)(vi) do not apply.

(xiii)                      In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Rate in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Rate shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.

4.                                      Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock, each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to $100 per share of Series A Preferred Stock (the “Liquidation Preference”) held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Liquidation Preference and all accrued and unpaid dividends, if any, to which holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more individuals, partnerships, companies, associations, joint stock companies, limited liability companies, trusts, joint ventures, unincorporated organizations or governmental authorities (each, a “Person”) will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation or reduction or decrease in capital stock.

5.                                      Redemptions.

a.                                       The Series A Preferred Stock shall not be redeemed by the Corporation prior to the first anniversary of the Initial Closing Date.

b.                                       The Series A Preferred Stock may be redeemed by the Corporation at any time on or after the one-year anniversary of the Initial Closing Date, in whole or in part, on a pro rata basis, if at any time on or after the Initial Closing Date the average trading price of the Common Stock for at least twenty days during any thirty consecutive Trading Days is equal to or in excess of 150% of the Conversion Rate; provided, however, that the holders of the Series A Preferred Stock shall have the right, up until 5 p.m., New York time, on the third Business Day preceding the Redemption Date to convert the Series A Preferred Stock to Common Stock at the Conversion Rate. If any holder fails to convert the Series A Preferred Stock during the period contemplated above, the Corporation may redeem the Series A Preferred Stock in cash at a price per share equal to the Liquidation Preference plus any accrued and unpaid dividends thereon through to the date of such redemption plus any dividends which were scheduled to accrue thereon up through the end of the calendar year of such redemption.

c.                                       The Series A Preferred Stock may be redeemed by the Corporation at any time on or after the three-year anniversary of the Initial Closing Date (whether or not the circumstances described in subparagraph (b) shall have occurred prior to such time), at a redemption price in cash equal to the Liquidation Preference per share of Series A Preferred Stock plus any accrued and unpaid dividends thereon through the date of such redemption.

d.                                       At least 15 Business Days prior to the date fixed for any redemption of the Series A Preferred Stock (the “Redemption Date”), written notice (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series A Preferred Stock at such holder’s address as the same appears on the stock register of the Corporation, provided that failure to give such notice or any deficiency therein shall not affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

(i)                                    whether the redemption is pursuant to subparagraph (b) or (c) hereof;

(ii)                                the redemption price;

(iii)                            whether all or less than all the outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed;

(iv)                               the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the holder that the Corporation intends to redeem;

(v)                                   the Redemption Date;

(vi)                               that the holder has the right to convert the Series A Preferred Stock to Common Stock until 5 p.m., New York time, on the third Business Day preceding the Redemption Date by complying with the provisions of Section 3 hereof;

(vii)                           that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

(viii)                       that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on the Redemption Date unless the Corporation defaults in the payment of the redemption price.

e.                                       Each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice and on the date of redemption. The full redemption price for such shares of Series A Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

f.                                         Unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest.

6.                                      Voting Rights.

a.                                       The holders of Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws and the DGCL, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Series A Preferred Stock entitled to one vote per share.

b.                                       The holders of the Series A Preferred Stock, voting separately as one class, shall have the right to elect (i) two directors at all times during which the Series A Preferred Stock is outstanding and (ii) a majority of the directors, if at any time dividends on the Series A Preferred Stock shall be unpaid in an amount equal to two full years’ dividends on such securities, and to continue to be so represented until all dividends in arrears shall have been paid or otherwise provided for (subject, however to the prior rights, if any, of the holders of any class of Senior Securities outstanding.) If any vacancies shall exist in the offices of directors elected by the holders of the Series A Preferred Stock, such vacancy shall be filled as follows:

(i)                                    Upon the written request of the holders of record of at least 25% of the shares of Series A Preferred Stock then outstanding addressed to the Secretary of the Corporation, a proper officer of the Corporation shall call a special meeting of the holders of Series A Preferred Stock for the purpose of electing the directors which such holders are entitled to elect. If such meeting shall not be called by the proper officer of the Corporation within 30 days after personal service of said written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least 25% of the outstanding shares of the Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this subparagraph, no such special meeting shall be called if any such request is received less than 60 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Any holder of shares of the Series A Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of holders of shares of the Series A Preferred Stock for purposes of calling a meeting pursuant to the provisions of this subparagraph.

(ii)                                At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors, the presence in person or by proxy of the holders of at least a majority of the holders of the Series A Preferred Stock present at such meeting, or represented by proxy, shall have the right to elect directors.

(iii)                            Any vacancy occurring in the office of a director elected by the holders of the Series A Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

c.                                       The Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding voting as one class:

(i)                                    amend or otherwise alter this Amended and Restated Certificate of Incorporation in any manner that under the DGCL or the Investment Company Act requires the prior vote as a separate class of the holders of Series A Preferred Stock;

(ii)                                take any action which detracts from the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions of the Series A Preferred Stock; provided, however, that the Corporation shall be entitled, without the consent of any holders of Series A Preferred Stock, to make additional issuances of Series A Preferred Stock, Senior Securities, Parity Securities or Junior Securities;

(iii)                            waive compliance with any provision of paragraph D of Article IV of this Amended and Restated Certificate of Incorporation; or

(iv)                               complete any plan of reorganization adversely affecting the Series A Preferred Stock or take any of the actions enumerated in Section 13(a) of the Investment Company Act.

d.                                       Without the consent of each holder affected, an amendment or waiver of this Amended and Restated Certificate of Incorporation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting holder):

(i)                                    alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement or waiver;

(ii)                                reduce the Liquidation Preference or alter the provisions with respect to the redemption of the Series A Preferred Stock;

(iii)                            alter in any manner the conversion rights of the holders of Series A Preferred Stock set forth in paragraph 3 hereof;

(iv)                               reduce the rate of or change the time for payment of dividends on any share of Series A Preferred Stock;

(v)                                   waive the consequences of any failure to pay dividends on the Series A Preferred Stock;

(vi)                               make any share of Series A Preferred Stock payable in any form other than as stated in this Amended and Restated Certificate of Incorporation;

(vii)                           make any change in the provisions of this Amended and Restated Certificate of Incorporation relating to waivers of the rights of holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock;

(viii)                       waive a redemption payment with respect to any share of Series A Preferred Stock; or

(ix)                              make any change in the foregoing amendment and waiver provisions.

e.                                       The Corporation in its sole discretion may without the vote or consent of any holders of the Series A Preferred Stock amend or supplement this Amended and Restated Certificate of Incorporation:

(i)                                    to cure any ambiguity, defect or inconsistency in any manner that does not adversely affect the holders of Series A Preferred Stock;

(ii)                                to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock;

(iii)                            to make any change that would provide any additional rights; or

(iv)                               in any manner that benefits the holders of the Series A Preferred Stock or that does not adversely affect the rights under this Amended and Restated Certificate of Incorporation of any such holder.

7.                                      Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Amended and Restated Certificate of Incorporation (as the same may be amended from time to time). The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

8.                                      Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.                                      Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Amended and Restated Certificate of Incorporation (as the same may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

10.                               Re-Issuance of Series A Preferred Stock.  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

11.                               Mutilated or Missing Series A Preferred Stock Certificates.  If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the

Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent (if other than the Corporation).

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    BOARD OF DIRECTORS.

1.                                      Powers and Numbers of Directors.  The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors and not inconsistent with the Certificate of Incorporation of the Corporation.

2.                                      Classification.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as “Class I”, “Class II” and “Class III”, respectively.  Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  At the first annual meeting of stockholders following the date upon which this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Effective Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Effective Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.                                      Removal of Directors.

a.                                       Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

b.                                       Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

4.                                      Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.                                    BYLAW AMENDMENTS.  The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.                                    STOCKHOLDER ACTION.  No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.  No action shall be taken by the stockholders by written consent or electronic transmission.

D.                                    ADVANCE NOTICE.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A.                                    A current or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a current or former director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

B.                                    To the extent permitted by applicable law, this Corporation is also authorized to provide indemnification of, and advancement of expenses to, its agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL through bylaw provisions, agreements with such agents (or other persons), the requisite vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

C.                                    Any repeal or modification of any of the foregoing provisions of this Article VI shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A.                                    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.                                    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law, this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI or VII.

EXHIBIT C

RESTRUCTURING PLAN NEXT STEPS

Capital Raising Transaction

It is the intention of Ault Glazer to cause Franklin to raise between $2,000,000 and up to $20,000,000, in one or more rounds of financing.  It is anticipated that an initial round of financing in the $400,000 to $600,000 range will be raised in a private placement of equity securities (e.g., Common Stock, Preferred Stock, warrants or a combination of the foregoing).  The price per share shall be determined by the Board in compliance with its fiduciary duties to Franklin’s stockholders and will be consistent with prevailing market trends.

Credit Line

It is the intention of Ault Glazer to establish a revolving line of credit for Franklin at First Tennessee Bank in Memphis, TN in an amount of not less than $500,000.  Additional amounts of debt financing will be considered, in compliance with ICA regulations.

Relocation of Franklin’s Headquarters

Franklin’s headquarters will be moved to Santa Monica, CA shortly after stockholder approval to appoint a new board of diretcors.

New Strategic Business Direction

To capitalize on the combined knowledge and experience of the Board in the medical and financial fields, Franklin will focus on two to-be-created divisions:

With the backing of two of the Board’s medical experts, a medical products division will focus on medical companies with pre-existing FDA exemptions and product lines.  Franklin will focus on the discovery and financing of such companies rather than running operations.  Ault Glazer expects the medical products division to be 25-50% of Franklin’s business.

The second division’s focus will be researching financial services companies to either turn around with newly installed management or acquire and liquidate based on internal value basics.  We fully intend to fill the neglected niche of microcap leveraged buyouts.  The focus will be on financial services companies, banks, consumer financial product and insurance companies